As filed with the Securities and Exchange Commission on August 31, 2017

Registration No. 333-____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NATIONAL PRESTO INDUSTRIES, INC.

(Exact name of Registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	3925 North Hastings Way Eau Claire, Wisconsin (Address of principal executive offices)	39-0494170 (I.R.S. Employer Identification No.)

NATIONAL PRESTO INDUSTRIES, INC.

2017 INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Maryjo Cohen

 President and Chief Executive Officer

National Presto Industries, Inc.

3925 North Hastings Way
Eau Claire, Wisconsin 54703-3703

Telephone: (715) 839-2121

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☒ Accelerated filer	☐ Non-accelerated filer	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $1.00 per share	150,000 shares	$98.03	$14,704,500	$1,704.25

(1)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and (h), the price is based on the average of the high and low prices of registrant’s common stock on August 29, 2017 as reported on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants of the equity plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

National Presto Industries, Inc. (the “Company”) hereby incorporates by reference into this Registration Statement the following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”):

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

(2)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended April 2, 2017 and July 2, 2017;

(3)	The Company’s Current Reports on Forms 8-K filed on January 9, February 13, March 17, April 26, May 1, May 18, June 7, and July 31, 2017; and

(4)	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 9-K filed on August 7, 1967, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the filing of a post-effective amendment which indicate that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Under Section 180.0828 of the Wisconsin Business Corporation Law, the directors of the Company are not personally liable for breach of any duty resulting solely from his or her status as a director, unless it is proved that the director’s conduct constituted any of the following: (i) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

The Company’s Bylaws provide that the Company is required to indemnify (i) each person who is or was a director or officer of the Company for such expenses and liabilities in such manner, under such circumstances, and to the full extent as permitted by the laws of the State of Wisconsin and (ii) each person who is or was a director or officer of the Company and also a director or officer of any other corporation or other enterprise which is served in any capacity at the request of the Company in the same manner and to the same extent provided in the preceding clause (i) for service as a director or officer of each other corporation or other enterprise. In addition, upon written request, the Company is required to advance reasonable expenses to, or if appropriate, in the Company’s discretion and at its expense, undertake the reasonable defense of, every director and officer in any proceeding in which such person was a party because he or she is a director or officer of the Company upon receipt of a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the Company or its subsidiaries and an undertaking to repay such amount if it is determined that the indemnification by the Company is not required.

The Company maintains insurance policies that indemnify the Company’s directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Number	Description
4.1	Restated Articles of Incorporation of National Presto Industries, Inc. (Incorporated by reference to Exhibit 3(i) to the Company’s Form 10-K/A filed with the Commission on August 24, 2007).

4.2	Bylaws of National Presto Industries, Inc. (Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8- K filed with the Commission on July 12, 2007).

4.3	National Presto Industries, Inc. 2017 Incentive Compensation Plan (incorporated by reference to Appendix A of the Company’s Proxy Statement filed with the Commission on April 11, 2017).

4.4	Form of Restricted Stock Award Agreement under 2017 Incentive Compensation Plan (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8- K filed with the Commission on May 18, 2017).

5.1*	Opinion of Messerli & Kramer P.A.

23.1*	Consent of Messerli & Kramer P.A. (included in Exhibit 5.1 to this registration statement)

23.2*	Consent of BDO USA, LLP

24.1*	Power of Attorney (included on signature page to this registration statement)

* Filed herewith

Item 9.   Undertakings.

The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

 (iii)       to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           For the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the end of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eau Claire, State of Wisconsin, on August 31, 2017.

NATIONAL PRESTO INDUSTRIES, INC.

By:	/s/ Maryjo Cohen
Maryjo Cohen
President and Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below constitutes and appoints Maryjo Cohen his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his name or her name, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title/Capacity	Date

/s/ Maryjo Cohen	President, Chief Executive Officer and Director (Principal Executive Officer)	August 31, 2017
Maryjo Cohen

/s/ Randy F. Lieble	Vice President, Treasurer, Chief Financial Officer and Director (Principal Financial Officer)	August 31, 2017
Randy F. Lieble

/s/ Richard N. Cardozo	Director	August 31, 2017
Richard N. Cardozo

/s/ Patrick J. Quinn	Director	August 31, 2017
Patrick J. Quinn

/s/ Joseph G. Stienessen	Director	August 31 , 2017
Joseph G. Stienessen

EXHIBIT INDEX

Number	Description
4.1	Restated Articles of Incorporation of National Presto Industries, Inc. (Incorporated by reference to Exhibit 3(i) to the Company’s Form 10-K/A filed with the Commission on August 24, 2007).

4.2	Bylaws of National Presto Industries, Inc. (Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8- K filed with the Commission on July 12, 2007).

4.3	National Presto Industries, Inc. 2017 Incentive Compensation Plan (Incorporated by reference to Appendix A of the Company’s Proxy Statement filed with the Commission on April 11, 2017). Opinion of Messerli & Kramer P.A.

4.4	Form of Restricted Stock Award Agreement under 2017 Incentive Compensation Plan (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8- K filed with the Commission on May 18, 2017).

5.1*	Opinion of Messerli & Kramer P.A.

23.1*	Consent of Messerli & Kramer P.A. (included in Exhibit 5.1 to this Registration Statement).

23.2*	Consent of BDO USA, LLP

24.1*	Power of Attorney (included on signature page to this Registration Statement )

* Filed herewith